UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

As previously reported by The Greenbrier Companies, Inc. (the “Company”), on June 10, 2009, the Company issued Warrants to purchase an aggregate of 3,276,566 shares of Company Common Stock to WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund” and together with Recovery Fund, the “Holders”) pursuant to a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”). The Company’s equity offering conducted in December 2010 resulted in an automatic adjustment to the Warrants reducing the exercise price from $6.00 to $5.96 per share and increasing the aggregate number of shares available for issuance upon exercise of the Warrants to 3,299,062. On November 14, 2011, the Holders exercised Warrants to purchase 2,144,390 shares of Common Stock in a cashless net exercise as provided for in the Warrant Agreement, which resulted in the issuance to the Holders of an aggregate of 1,482,341 shares of Common Stock. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and the shares of Common Stock issued upon the exercise have been sold by the Holders.

The Holders continue to own Warrants to purchase 1,154,672 shares of the Company’s Common Stock. Wilbur L. Ross, Jr., Chairman of WL Ross & Co. and an affiliate of the Holders, and his partner, Wendy Teramoto, will continue to serve on the Company’s Board of Directors. The Company is relying on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or Rule 506 promulgated thereunder, based on representations to the Company made by the Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: November 16, 2011	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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